Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
April 25, 2013		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Q3 Net Income Falls on Flat Sales

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has announced results for its third quarter ended March 31, 2013.

Sales for the third quarter were $8,302,113 compared to $8,232,526 for the same period one year ago, a 0.8% increase. Net income fell by 87.1% to $115,441, compared to $896,715 for the third quarter last year. Diluted earnings per share for the quarter were $0.02 compared with $0.12 for the same period one year ago.

Sales for the nine months ended March 31, 2013 were $25,859,006 compared to $26,978,082 for the same period one year ago, a 4.1% decrease. Net income fell by 59.2% to $820,282, compared to $2,008,524 for the same period one year ago. Diluted earnings per share for the nine months were $0.11 compared with $0.27 for the same period one year ago.

"Overall we are pleased with the results this quarter, however when compared to the same quarter last year, several items create a marked difference on the bottom line," Michael J. Koss, President and CEO, told employees here today." Although sales remained essentially flat for the quarter, net income declined considerably. Last year's quarter benefited from the higher positive impacts of approximately $726,000 of unauthorized transaction related recoveries and approximately $199,000 of interest expense reversal for tax positions related to the unauthorized transactions. In addition, this year's results include nearly $398,000 of amortization expense for previously capitalized costs related to the Striva product line, which was launched last year. These three items amount to a reduction of approximately $1,323,000 for the quarter which is more than the $936,298 decline in income before income tax provision."

Koss added that these same items impacted year-to-date results as well. Mr. Koss also commented on the improved gross profit margin in the quarter and improving trend before the impact of amortization expense related to Striva development costs.

"We saw some improvements in export sales in the quarter," Mr. Koss continued, "but Europe continues to lag last year for the nine months, which we believe relates to the economic difficulty there."

The Company will pay a dividend of $0.06 cents per share on July 15, 2013, to shareholders of record on June 28, 2013.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

KOSS CORPORATION
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	March 31		March 31
	2013	2012	2013	2012
Net sales	$8,302,113	$8,232,526	$25,859,006	$26,978,082
Cost of goods sold	4,998,121	5,080,992	16,546,236	16,698,801
Gross profit	3,303,992	3,151,534	9,312,770	10,279,281
Operating expenses:
Selling, general and administrative expenses	3,111,919	3,017,502	9,134,158	8,827,422
Unauthorized transaction related costs and (recoveries), net	152,001	(617,103)	(1,043,070)	(1,137,036)
Total operating expenses	3,263,920	2,400,399	8,091,088	7,690,386
Income from operations	40,072	751,135	1,221,682	2,588,895
Other income (expense):
Interest income	1	29,322	11	29,322
Interest expense	16,785	212,699	(39,730)	148,161
Total other income (expense), net	16,786	242,021	(39,719)	177,483
Income before income tax (benefit) provision	56,858	993,156	1,181,963	2,766,378
Income tax (benefit) provision	(58,583)	96,441	361,681	757,854
Net income	$115,441	$896,715	$820,282	$2,008,524
Income per common share:
Basic	$0.02	$0.12	$0.11	$0.27
Diluted	$0.02	$0.12	$0.11	$0.27
Dividends declared per common share	$0.06	$0.06	$0.18	$0.18

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